SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                          Universal Display Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    91347P105
                              --------------------
                                 (CUSIP Number)

                                February 25, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)
         [ X ]    Rule 13d-1(c)
         [   ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
                              CUSIP NO. 91347P105


1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         PPG Industries, Inc.                        25-0730780
         -----------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group

         (a)
                  ------
         (b)
                  ------

3.       SEC Use Only
                                   ---------------------------------------------

4. Citizenship or Place of Organization                          Pennsylvania
                                                                 ---------------

Number of         5.       Sole Voting Power                     1,131,088
Shares                                                           ---------------
Beneficially      6.       Shared Voting Power                           0
Owned by                                                         ---------------
Each Reporting    7.       Sole Dispositive Power                1,131,088
Person                                                           ---------------
With:             8.       Shared Dispositive Power                      0
                                                                 ---------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,131,088
         ----------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                           --------


11. Percent of Class Represented by Amount in Row (9)

                                                                        5.1%
                                                                        --------

12. Type of Reporting Person                                            CO
                                                                        --------


                               Page 2 of 6 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 91347P105


Item 1.

         (a)      Name of Issuer

                  Universal Display Corporation
                  --------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  375 Phillips Boulevard, Ewing, New Jersey 08618
                  --------------------------------------------------------------


Item 2.

         (a)      Name of Persons Filing

                  PPG Industries, Inc.
                  --------------------------------------------------------------

         (b)      Address of Principal Business Office or, if none, Residence

                  One PPG Place, Pittsburgh, PA  15272
                  --------------------------------------------------------------

         (c)      Citizenship

                  Pennsylvania
                  --------------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock, $0.01 par value
                  --------------------------------------------------------------

         (e)      CUSIP Number

                  91347P105
                  --------------------------------------------------------------



                               Page 3 of 6 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 91347P105



Item 3. If this statement is filed pursuant toss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)       [ ]  Broker of dealer registered under section 15 of the Act;

     (b)       [ ]  Bank as defined in section 3(a)(6) of the Act;

     (c)       [ ]  Insurance company as defined in section 3(a)(19) of the Act;

     (d)       [ ]  Investment   company  registered  under  section  8  of  the
                    Investment Company Act of 1940;

     (e)       [ ]  An investment adviser in accordance with ss. 240.13d-1(b)(l)
                    (ii)(E);

     (f)       [ ]  An employee  benefit  plan or endowment  fund in  accordance with ss. 240.13d-1(b)(1)(ii)(F);

     (g)       [ ]  A parent  holding  company or control  person in  accordance with ss. 240.13d-1(b)(1)(ii)(G);

     (h)       [ ]  A savings  association  as defined  in  Section  3(b) of the
                    Federal Deposit Insurance Act;

     (i)       [ ]  A church plan that is  excluded  from the  definition  of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j)       [ ]  Group, in accordance with ss. 240.13d- 1((b)(l)(ii)(J)


Item 4.  Ownership


         (a) Amount beneficially owned:

             1,131,088 shares of Common Stock, $0.01 par value
             -------------------------------------------------------------------

         (b) Percent of class: 5.1%
                             --------

                               Page 4 of 6 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 91347P105


         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or direct the vote:              1,131,088
                                                                     -----------
             (ii)  Shared power to vote or direct the vote:                    0
                                                                     -----------
             (iii) Sole power to dispose of or direct the
                   disposition of:                                     1,131,088
                                                                     -----------

             (iv)  Shared power to dispose of or direct the
                   disposition of:                                             0
                                                                     -----------


Item 5.   Ownership of Five Percent or Less of a Class


          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ----------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

                                  SCHEDULE 13G
                              CUSIP NO. 91347P105



Item 10.  Certification


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        PPG INDUSTRIES, INC.


                                              March 6, 2003
                                        ----------------------------------------
                                                  Date


                                              /s/ William H. Hernandez
                                        ----------------------------------------
                                                    Signature


                                              William H. Hernandez
                                              Senior Vice President, Finance
                                       -----------------------------------------
                                                    Name/Title





                               Page 6 of 6 Pages